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                                                      Exhibit 99


Analyst contact:
Dennis E. McDaniel
Vice President Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


      OHIO CASUALTY CORPORATION DECLARES DIVIDEND, ANNOUNCES
                      SHARE REPURCHASE PROGRAM

FAIRFIELD, Ohio, August 18, 2005 --- Ohio Casualty Corporation (NASDAQ:OCAS) today announced that its Board of Directors declared a regular quarterly dividend of $.06 per share, payable September 12, 2005, to shareholders of record on September 1, 2005.

In addition, the Board authorized the repurchase of up to four million shares of the Corporation's common stock, effective immediately. Purchases may be made in the open market or in privately negotiated transactions from time to time and will be funded from available working capital.

"We believe that both the newly announced share repurchase program and the dividend declaration, which we resumed last quarter, are positive actions for our shareholders," noted Corporation President and Chief Executive Officer Dan
R. Carmichael, CPCU. "These actions by our Board reflect the Corporation's strong capital position, significant financial flexibility and outlook for continued positive operating performance."

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 47th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2005). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of June 30, 2005.